CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Shepherd Street Equity Fund, a series of The Shepherd Street Funds, Inc., of our report dated November 16, 2007 on the financial statements and financial highlights included in the September 30, 2007 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.





                                          /s/ BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
JANUARY 25, 2008